Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 14, 2017, relating to the consolidated financial statements of Virtu Financial, Inc. and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, NY

June 30, 2017